Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2022	Quarter Ended June 30, 2021
Diluted earnings per share	$1.18	$1.00
Net Income	$3,209,000	$2,745,000
Return on average common equity	13.73%	11.62%
Return on average assets	1.13%	0.97%

Millersburg, Ohio – July 15, 2022 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2022 net income of $3,209,000, or $1.18 per basic and diluted share, as compared to $2,745,000, or $1.00 per basic and diluted share, for the same period in 2021. Income before federal income tax amounted to $3,983,000, an increase of 17% over the same quarter in the prior year.  For the six-month period ended June 30, 2022, net income totaled $5,910,000 compared to $5,630,000 for the same period last year, an increase of 5%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 13.73% and 1.13%, respectively, compared with 11.62% and 0.97% for the second quarter of 2021. For the six-month period ended June 30, 2022, ROE and ROA equated to 12.48% and 1.05%, as compared to 11.97% and 1.04% for the comparable period in 2021.

Eddie Steiner, President, and CEO stated, “The pace of inflation has become a major factor in rising costs for goods and services.  At roughly 8% inflation, consumer and business confidence has declined, recession concerns are affecting some economic activities, interest rates have risen in the debt markets, and the Federal Reserve has embarked on an aggressive rate hike cycle.  Residential mortgage volume has dipped to about half of its pace in the middle of 2021 as the recent refinancing surge is complete and home sales have slowed with increases in home prices and mortgage rates.  Home construction in our market area remains relatively strong, though increased building costs are dissuading some construction decisions.  Business loan demand continues to show signs of strengthening, albeit unevenly, and held in check by the various factors of liquidity, supply chain disruptions, labor shortages, and inflation/recession concerns.

Net interest income and noninterest income totaled $9.4 million during the quarter, an increase of $1.1 million, or 13%, from the prior-year second quarter.  Net interest income increased $1.2 million, or 18%, in the second quarter of 2022 compared to the same period in 2021.

Interest on securities and overnight funds rose $1.2 million during second quarter 2022, as compared to second quarter 2021, primarily due to volume and rate increases in securities, and rate increases in overnight funds.  Loan interest income including fees decreased $199 thousand, or 3%, during second quarter 2022 as compared to the same quarter in 2021. Loan yields for second quarter 2022 averaged 4.21%, a decrease of 22 basis points (“bps”) from the 2021 second quarter average of 4.43%. Average Paycheck Protection Program loans (“PPP”) declined $51 million from the prior year quarter. PPP loan interest and fees contributed 2 bps to the second quarter 2022 loan yield while contributing approximately 49 bps to the prior year’s second quarter.  PPP loan fees recognized as interest income declined $535 thousand in second quarter 2022 compared to second quarter 2021.

The tax equivalent net interest margin was 2.87% compared to 2.60% for the linked first quarter 2022 and 2.43% for second quarter 2021. The loan yield decline mentioned previously was partially offset with volume and yield increases within the securities account during the first six months of 2022, increased loan balances, and rate decreases on liabilities.  Average overnight funds declined $59 million compared to the linked quarter, and $192 million on a quarter over prior year quarter comparison, as the company continued to deploy cash into securities and loan originations.

With continuing improvement in credit quality and a second quarter recovery of a prior year charge-off, a $345 thousand negative provision for loan losses was recognized for the quarter ended June 30, 2022, as compared to $475 thousand negative provision for the prior year second quarter. COVID factors have not significantly affected the Bank’s loan portfolio quality to date, and local businesses are beginning or restarting construction projects previously sidelined by a significant degree of COVID-related uncertainty.

Noninterest income decreased 3% during second quarter 2022, compared to second quarter of 2021. The decrease was primarily the result of a $270 thousand, or 65%, decline in gain on sale of mortgages to the secondary market, as mortgage rates rose, refinancing of mortgages slowed, and home purchases were limited by a lack of housing inventory for sale. Offsetting increases were recognized in service charges on deposit accounts, debit and credit card fee income, and earnings from bank owned life insurance values.

Noninterest expense increased 7% from second quarter 2021. Salary and employee benefit costs increased $368 thousand, or 12%, compared to the prior year quarter, primarily resulting from increases in compensation, benefits, and reduced credits from loan originations recognized in 2021. Occupancy and equipment expense increased $54 thousand from 2021 primarily due to depreciation expense and increasing maintenance contracts. Marketing and public relations increased by $12 thousand, or 12%, reflecting a return to normalized levels after the pandemic-related curtailment of activities in 2020-2021. Telephone expense decreased $24 thousand compared to the prior year quarter due to a renegotiation of data lines. FDIC insurance expense decreased $45 thousand from the prior year quarter. Professional and directors’ fees decreased $26 thousand, or 7%, primarily reflecting a decline in loan collection legal fees. The Company’s second quarter efficiency ratio decreased to 61.1% from 64.4%.

Federal income tax expense totaled $774 thousand in second quarter 2022, as compared to $654 thousand tax expense for the same quarter in 2021. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter rose to $1.14 billion, an increase of $5 million, or less than 1%, above the same quarter of the prior year. Average securities balances of $398 million increased $181 million, or 83%, as compared to second quarter 2021, while average loan balances of $575 million increased $10 million, or 2%, from the prior year second quarter. Concurrent with the rise in market interest rates during the six-months ending June 30, 2022, approximately $116 million in investment securities were purchased and added to the investment portfolio, reducing overnight cash. Purchased investments included mortgage-backed instruments and short-term corporate and U.S. Treasury notes.

Average commercial loan balances for the quarter, including commercial real estate, increased $8 million, or 2%, from prior year levels. Excluding a $51 million decrease in average PPP loan balances, commercial loans increased $59 million year over year as construction loans were drawn and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $1 million, or 1%, above the prior year’s quarter while home equity lines of credit increased $720 thousand from the prior year’s quarter with new originations and line draws. Average consumer credit balances decreased $1 million, or 8%, versus the same quarter of the prior year. Organic loan demand continues to be largely dependent upon the pace at which excess liquidity is absorbed within businesses and households.

Nonperforming assets decreased from $2.8 million at June 30, 2021, to $690 thousand, or 0.12%, of total loans plus other real estate on June 30, 2022. Delinquent loan balances as of June 30, 2022, decreased to 0.18% of total loans as compared to 0.57% on June 30, 2021.

Net loan recoveries recognized during second quarter 2022 were $308 thousand, or 0.21% annualized, compared to second quarter 2021 net loan recoveries of $12 thousand. The allowance for loan losses amounted to 1.25% of total loans on June 30, 2022, as compared to 1.43% on June 30, 2021.

Average deposit balances grew on a quarter over prior year quarter comparison by $9 million, or 1%. For the second quarter 2022, the average cost of deposits amounted to 0.14%, as compared to 0.21% for the second quarter 2021. During second quarter 2022, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $28 million and savings accounts of $30 million, while interest-bearing demand accounts decreased $43 million and time deposits decreased $6 million. The average balance of securities sold under repurchase agreement during the second quarter of 2022 decreased by $2 million, or 5%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $93.7 million on June 30, 2022, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 8.25% on June 30, 2022, and 8.38% on June 30, 2021. The Company declared a quarterly dividend of $0.31 per share on May 4, 2022, payable June 21, 2022, producing an annualized yield of 3.3% based on the June 30, 2022, closing price of $38.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.1 billion as of June 30, 2022. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2022	2022	2021	2021	2021	2022	2021
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE (a)	$7,666	$6,902	$6,752	$7,364	$6,509	$14,568	$13,555
Provision for (recovery of) loan losses	(345)	(300)	—	(210)	(475)	(645)	(445)
Other income	1,782	1,642	1,836	1,768	1,843	3,424	3,721
Other expenses	5,774	5,468	5,709	5,713	5,390	11,242	10,671
FTE adjustment (a)	36	37	39	39	38	73	76
Net income	3,209	2,701	2,306	2,901	2,745	5,910	5,630
Diluted earnings per share	1.18	0.99	0.85	1.06	1.00	2.17	2.05

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.13%	0.96%	0.80%	1.03%	0.97%	1.05%	1.04%
Return on average common equity (ROE), annualized	13.73	11.26	9.41	11.79	11.62	12.48	11.97
Net interest margin FTE (a)	2.87	2.60	2.48	2.77	2.43	2.73	2.63
Efficiency ratio	61.13	64.01	66.41	62.49	64.40	62.50	61.68
Number of full-time equivalent employees	171	172	171	178	174

MARKET DATA
Book value/common share	$34.46	$34.93	$35.80	$35.62	$35.11
Period-end common share mkt value	38.00	39.60	37.75	39.25	38.00
Market as a % of book	110.27%	113.37%	105.45%	110.19%	108.23%
Price-to-earnings ratio	9.31	10.15	9.51	9.62	9.41
Average basic common shares	2,718,024	2,718,024	2,720,633	2,729,410	2,740,390	2,718,024	2,741,365
Average diluted common shares	2,718,024	2,718,024	2,720,633	2,729,410	2,740,390	2,718,024	2,741,365
Period end common shares outstanding	2,718,024	2,718,024	2,718,024	2,725,524	2,734,244
Common stock market capitalization	$103,285	$107,634	$102,605	$106,977	$103,901

ASSET QUALITY
Gross charge-offs	$11	$31	$66	$39	$20	$42	$25
Net charge-offs (recoveries)	(308)	13	27	20	(12)	(295)	(46)
Allowance for loan losses	7,268	7,305	7,618	7,645	7,875
Nonperforming assets (NPAs)	690	1,181	1,088	1,320	2,786
Net charge-off (recovery) / average loans ratio	(0.21)%	0.01%	0.02%	0.01%	(0.01)%	(0.10)%	(0.02)%
Allowance for loan losses / period-end loans	1.25	1.29	1.39	1.40	1.43
NPAs/loans and other real estate	0.12	0.21	0.20	0.24	0.50
Allowance for loan losses/nonperforming loans	1053.53	618.54	699.86	579.07	282.61

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	7.93%	7.98%	8.13%	8.34%	8.12%
Average equity to assets	8.25	8.54	8.54	8.75	8.38
Average equity to loans	16.31	17.35	17.86	17.89	16.78
Average loans to deposits	57.65	56.42	54.62	56.09	57.18

AVERAGE BALANCES
Assets	$1,136,318	$1,138,598	$1,138,690	$1,115,814	$1,131,251	$1,137,452	$1,096,078
Earning assets	1,072,376	1,078,269	1,079,002	1,056,424	1,073,865	1,075,305	1,039,386
Loans	574,824	560,440	544,389	545,420	564,998	567,671	580,572
Deposits	997,108	993,411	996,646	972,409	988,017	995,270	953,233
Shareholders' equity	93,750	97,242	97,241	97,584	94,786	95,487	94,857

ENDING BALANCES
Assets	$1,126,778	$1,135,003	$1,144,239	$1,111,696	$1,128,922
Earning assets	1,064,770	1,073,565	1,084,744	1,054,141	1,072,286
Loans	582,185	567,375	549,154	546,095	552,030
Deposits	993,113	994,939	1,002,747	968,629	986,668
Shareholders' equity	93,662	94,928	97,315	97,089	96,012

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2022	2021
ASSETS
Cash and cash equivalents
Cash and due from banks	$18,901	$17,308
Interest-earning deposits in other banks	84,465	295,036
Total cash and cash equivalents	103,366	312,344
Securities
Available-for-sale, at fair-value	144,566	194,164
Held-to-maturity	248,261	24,878
Equity securities	251	99
Restricted stock, at cost	4,614	4,614
Total securities	397,692	223,755

Loans held for sale	428	1,465
Loans	582,185	552,030
Less allowance for loan losses	7,268	7,875
Net loans	574,917	544,155

Premises and equipment, net	13,615	13,431
Goodwill and core deposit intangible	4,728	4,750
Bank owned life insurance	24,369	23,710
Accrued interest receivable and other assets	7,663	5,312
TOTAL ASSETS	$1,126,778	$1,128,922

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$328,422	$302,688
Interest-bearing	664,691	683,980
Total deposits	993,113	986,668

Short-term borrowings	33,885	38,475
Other borrowings	2,594	3,570
Accrued interest payable and other liabilities	3,524	4,197
Total liabilities	1,033,116	1,032,910
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2022 and 2021	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	80,940	73,196
Treasury stock at cost - 262,578 shares in 2022
and 238,252 shares in 2021	(5,719)	(5,093)
Accumulated other comprehensive loss	(10,003)	(535)
Total shareholders' equity	93,662	96,012
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,126,778	$1,128,922

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Twelve months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
Interest and dividend income:
Loans, including fees	$6,032	$6,231	$11,809	$13,096
Taxable securities	1,660	604	2,941	1,163
Nontaxable securities	108	111	218	222
Other	203	68	277	114
Total interest and dividend income	8,003	7,014	15,245	14,595
Interest expense:
Deposits	344	508	693	1,046
Other	29	35	57	70
Total interest expense	373	543	750	1,116
Net interest income	7,630	6,471	14,495	13,479
Provision for (recovery of) loan losses	(345)	(475)	(645)	(445)
Net interest income, after provision
for (recovery of) loan losses	7,975	6,946	15,140	13,924
Noninterest income
Service charges on deposits accounts	289	219	554	426
Trust services	253	264	517	546
Debit card interchange fees	543	526	1,038	997
Gain on sale of loans	147	417	265	904
Market value change in equity securities	3	(1)	4	12
Other	547	418	1,046	836
Total noninterest income	1,782	1,843	3,424	3,721

Noninterest expenses
Salaries and employee benefits	3,412	3,044	6,567	6,073
Occupancy expense	276	247	548	501
Equipment expense	197	172	411	349
Professional and director fees	330	356	606	651
Software expense	326	336	659	636
Marketing and public relations	110	98	221	177
Debit card expense	185	172	349	343
Other expenses	938	965	1,881	1,941
Total noninterest expenses	5,774	5,390	11,242	10,671
Income before income tax	3,983	3,399	7,322	6,974
Federal income tax provision	774	654	1,412	1,344
Net income	$3,209	$2,745	$5,910	$5,630
Net income per share:
Basic and diluted	$1.18	$1.00	$2.17	$2.05